EXHIBIT 99.2


For  More  Information  Contact:
--------------------------------
Concurrent Computer Corporation                Concurrent Computer Corporation
Andrea Ariza (Media)                           Beth Alonzo (Analysts/Investors)
(678) 258-4070 or andrea.ariza@mail.ccur.com   (954) 973-5100


                              FOR IMMEDIATE RELEASE


                STEVEN R. NORTON NAMED CHIEF FINANCIAL OFFICER OF
                         CONCURRENT COMPUTER CORPORATION


Atlanta, Georgia, November 1, 1999 -- Concurrent Computer Corporation (NASDAQ:CCUR) announced today that Steven R. Norton has joined the company as Executive Vice President and Chief Financial Officer. Prior to joining Concurrent Computer Corporation, Mr. Norton served for over 3 years as the Vice President of Finance and Administration for LHS Group Inc. and the Chief Financial Officer for LHS Communications Systems, Inc. In this role, one of his many responsibilities, together with the Chief Financial Officer of LHS Group Inc., was the initial public offering of common stock of LHS Group Inc. which was completed in May 1997 and subsequent regulatory filings required by the Securities and Exchange Commission. Prior to his employment at LHS, Mr. Norton was an Audit Senior Manager for Ernst & Young LLP for 8 years in Grand Rapids, Michigan and Frankfurt, Germany and at KPMG Peat Marwick in Atlanta, Georgia for 5 years.

E. Courtney Siegel, Chairman of the Board, President and Chief Executive Officer of Concurrent Computer Corporation said, "We are delighted to have Steve on board. His international, operational, and financial experience with a publicly held company in a high-tech growth industry similar to ours are qualities that we believe will provide significant benefit to Concurrent."

Concurrent Computer Corporation (HTTP://WWW.CCUR.COM), headquartered in Atlanta,
                                 -------------------
Georgia, is a leading provider of high-performance computer systems, software, and servers. Concurrent


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Concurrent/CFO
November  1,  1999
Page  2

Computer Corporation's Xstreme Division is a leading supplier in the emerging digital video server marketplace. This market includes the broadband/cable, corporate training, education, hospitality, and in-flight entertainment industries. Concurrent is also a leading provider of high-performance, real-time computer systems, solutions, and software for commercial and government markets. The company's 30-year old real-time business focuses on strategic market areas that include: hardware-in-the-loop and man-in-the-loop simulation; data acquisition; industrial systems; and software and embedded applications. Operating in 32 countries worldwide, Concurrent provides sales and support from offices throughout North America, South America, Europe, Asia, and Australia.

                                      # # #

Note to Editors: For additional company or product information from Concurrent Computer Corporation, please contact Concurrent Computer Corporation, 4375 River Green Parkway, Duluth, Georgia 30096. Call toll free in the U.S. and Canada at
(877) 978-7363 or (678) 258-4000, or fax (678) 258-4300. Readers can also access information  through  the  company's  web  site  at  http://www.ccur.com.
                                                     -------------------


Concurrent Computer Corporation is a registered trademark of Concurrent Computer Corporation. All other products are trademarks or registered trademarks of their respective owners.


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